EXHIBIT 99.1
News
For Immediate Release October 6, 2004	Contact:
Rick B. Honey (212) 878-1831

SPECIALTY MINERALS INC. INITIATES A 5-PERCENT PRICE INCREASE ON GROUND LIMESTONE AND LIME PRODUCTS
----------
NEW YORK, October 6--Specialty Minerals Inc., a wholly owned subsidiary of Minerals Technologies Inc., announced today that effective October 1, 2004, or as permitted by contracts, prices for ground limestone and lime products increased an average of 5 percent.

      These price increases were necessary to ensure an adequate supply of high quality products to meet customers' growing needs.

      During 2004, production costs have been affected by two primary factors: energy prices and capital costs associated with expansions. Natural gas, oil and electrical costs continue to remain at levels significantly above historical norms.

      In 2004, demand for high quality ground limestone often exceeded available supply. Specialty Minerals extended shipment lead times and put customers on allocation as orders sometimes outpaced production capability. In response, SMI has embarked upon a comprehensive expansion plan to address any shortfall in production capacity.

      Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

####
For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com